Exhibit No. 10(24)



                     Description Of Employment Arrangements
                             For Gilbert K. Gailius




The Board of Directors of American Biltrite Inc. (the "Company") recently approved employment arrangements for Gilbert K. Gailius, formerly the Company's Chief Financial Officer. These arrangements are effective as of January 1, 2000. Under these arrangements, the Company has agreed to employ Mr. Gailius for a period of two years as its Vice President of Strategic Planning at a salary of $150,000 per year. In his new position, Mr. Gailius continues to participate in the Company's annual bonus program at a level 50% lower than the level at which he participated in that program for the Company's 1999 fiscal year. Mr. Gailius also is eligible for pension benefits equal to $100,000 per year, consisting of
(a) the dollar amount of retirement benefits actually payable to Mr. Gailius under The Retirement Plan for Salaried Employees of American Biltrite Inc. (the "Pension Plan"); (b) an amount equal to the difference between (i) the dollar amount of retirement benefits to which Mr. Gailius would have been entitled to at age 65 under the Pension Plan absent any limit on credited compensation imposed by the Internal Revenue Code of 1986, as amended, and (ii) the dollar amount of retirement benefits actually payable to Mr. Gailius under the Pension Plan; and (c) an additional cash payment from the Company. The payment referenced in clause (c) of the immediately preceding sentence is guaranteed for at least five years after Mr. Gailius's two-year term expires on January 1, 2002.

Mr. Gailius's duties and responsibilities as Vice President of Strategic Planning will be as determined from time to time by the Company's President.


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